Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTELECOM — NKF, INC.

ARTICLE I

The name of the corporation is Optelecom — NKF, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware  19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The Corporation is to have perpetual existence.

ARTICLE IV

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE V

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100, consisting of 100 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

ARTICLE VI

The number of directors of the Corporation shall be as set forth in the bylaws of the Corporation.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders,

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit.  If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office.  The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion.  The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article IX.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors other than in their capacity as a director and other than those directors who are employees of the Corporation.  No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to opportunities of which such director becomes aware prior to such amendment or repeal.

ARTICLE XI

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by DGCL, as the same exists or may hereafter be amended, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

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